Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO §15-48-10 OF THE SOUTH CAROLINA CODE OF LAWS (1976), AS AMENDED.

STATE OF SOUTH CAROLINA	)	SEPARATION AND RELEASE AGREEMENT
)
COUNTY OF CHARLESTON	)

THIS SEPARATION AND RELEASE AGREEMENT (this "Agreement") is entered into and is effective as of this 1st day of March, 2011, (the "Effective Date") by and between First Financial Holdings, Inc. ("First Financial"); First Federal Savings and Loan Association of Charleston, ("First Federal"), their subsidiaries, affiliates, and related entities (collectively the "Company"), and A. Thomas Hood, a resident of Charleston County (the "Executive").

WHEREAS, the Executive currently serves as President of First Federal; and

WHEREAS, the Executive has heretofore been declared medically disabled, and has taken a voluntary leave of absence (the "Leave of Absence") using accrued and earned Personal Time Off ("PTO") and Catastrophic Leave Time ("CAT"), as provided by the Company's policies and procedures; and

WHEREAS, the Executive and the Company mutually desire to agree upon the terms and conditions, as contained herein, for the termination of Executive's positions with the Company effective as of March 1, 2011 (the "Termination Date"); and

WHEREAS, the Executive and the Company intend that the terms and conditions of this Agreement shall govern all issues related to the Executive's separation from the Company, including separation payments to be made in connection with his medical disability, as set forth hereinafter.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree that the foregoing recitals are true and accurate and further agree as follows:

1.           Resignation; Board Positions and President of First Federal / Termination of Employment.

a.           Resignation of Board Positions and President of First Federal.  The Executive hereby agrees that, effective as of the Effective Date of this Agreement (also the "Termination Date"), he shall resign his position (1) as a Director of First Financial, First Federal, and any and all other Directorships or entities comprising the Company and (2) his position as President of First Federal and any and all other positions with the Company, which he may hold.  The Executive shall execute and deliver the resignation(s) attached as Exhibit "A" contemporaneously with his execution of this Agreement, along with his attorney's certification in the form attached hereto as Exhibit "B".

b.           Termination from the Company as an Employee.  The Company and the Executive are parties to an Employment Agreement dated September 24, 2009 and any and all modifications thereof (the "Employment Agreement") whereby the Executive is an employee of the Company.  The Company and the Executive hereby agree that this Agreement shall supersede the Employment Agreement.  The Executive hereby agrees that, effective as of the Termination Date, his employment with the Company shall terminate.  Executive further acknowledges that upon the Effective Date, the Employment Agreement shall terminate and, thereafter, shall be without force or effect, except to the extent that a provision of the Employment Agreement is expressly continued in effect by a provision of this Agreement, if any, such as the non-compete provision.

c.           Termination of Employment.  On and after the Termination Date, the Executive acknowledges and agrees that he will not represent himself as being an employee or director of the Company or any company affiliated with the Company (each an "Affiliate") for any purpose.

d.           Restriction(s) on Executive's Sale of the Company's Stock.  The Company will reasonably cooperate with the Executive regarding his periodic inquiries as to applicable restrictions on his sale of the Company's stock, which he owns, and to assist the Executive in his determination of whether or not he can buy or sell such stock; provided, however, that the Company and the Executive acknowledge and agree that any decision to buy or sell such stock is the Executive's decision and the Executive is solely responsible for complying with all applicable securities laws and regulations and other restrictions regarding his trading in the Company's stock.

e.           Continued Co-operation By Executive.  In the event that the Company finds that it needs/requires Executive's co-operation with action(s) to be taken by him and/or his signature(s) on documents relating to matters during the period that Executive was an employee and/or director of the Company, Executive will co-operate in taking such action(s) and/or signing such documentation as soon as reasonably possible following notification of such action(s) and/or his signature(s) and/or being needed/required by the Company.

2.           Post-Termination Provision. In consideration of the releases and covenants provided by the Executive herein and the other terms and conditions hereof and, subject to the terms and conditions of this Agreement, including the Executive's executing (and not revoking) this Agreement and the Supplemental General Release (as hereinafter described), the Company agrees to the following and the Executive acknowledges and agrees that he will not be eligible for any other consideration/payment after the Termination Date except for the following:

a.           Mortgage Loan Interest Rate.  The Executive shall be eligible for the continued preferential mortgage loan interest rate provided under the Company's Employee Loan Rate for mortgage loans on the primary residence of employees until March 1, 2016, at which time this provision shall terminate and be of no further force or effect.

b.           Separation/Lump Sum Payments.  Provided that the Executive has not prior thereto revoked the execution of this Agreement or the Supplemental General Release, attached hereto, the Company shall pay to the Executive separation payments related to his aforementioned medical disability in a gross total amount of $541,785.00 to be paid as follows:

(1)           $250,000.00, less statutory deductions, on July 1, 2011;
(2)           $91,785.00, less statutory deductions, on January 1, 2012; and
(3)           $200,000.00, less statutory deductions, on July 1, 2012.

c.           Directors and Officers Liability Insurance ("D & O Insurance").  Until the expiration of any applicable statute(s) of limitation pertaining, the Company shall, so long as it carries such insurance coverage for its active officers and directors, maintain in full force and effect such D & O Insurance coverage as it carried prior to the Effective Date of this Agreement, which would cover the Executive against insured claims against the Company and/or the Executive in his sole capacity as a Director or Officer of the Company.

3.           Return of Property. The Executive represents to the Company that he has destroyed, deleted, or returned to the Company any and all files or other property (both tangible, intangible, electronic, and intellectual) of the Company and any Affiliate without retaining any copies or extracts thereof. Notwithstanding the foregoing, the Executive has no duty with respect to any information that has been or is generally available to the public.

4.           Regulatory/Public Filings Announcements.  The Executive understands, acknowledges, and agrees that, because of his position(s) with the Company, the Company will (1) be obligated/required to make certain public filings with, for example, including, but not limited to, the Securities and Exchange Commission (the "SEC") and (2) will make available press release(s) to the media, both print and electronic, regarding his termination of employment with the Company.  The Company will reasonably consult with the Executive prior to the release of such press release(s); provided, however, that the Executive shall have advisory input only and not veto power as to the contents of the press release(s) and the wording thereof.

5.           Full Discharge. The Executive agrees and acknowledges that the payments and other terms and conditions provided in this Agreement: (a) are in full discharge of any and all liabilities and obligations of the Company to the Executive, monetarily or with respect to employee benefits or otherwise, including any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any Affiliate, including the Employment Agreement and/or any alleged understanding or arrangement between the Executive and the Company or any of its officers or directors; and (b) exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled but for this Agreement under any policy, plan or procedure of the Company or any prior agreement between the Executive and the Company or any Affiliate.

6.           Future Conduct and Obligations.

a.           The Executive, for himself and for his family (i.e., parents, siblings, spouse, children),  heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives agrees that he will not (and will use his best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, any Affiliates or any of their agents, officers, directors, employees and/or stockholders. The Company and their directors agree to not issue any press release or other statement that disparages or otherwise impairs the Executive's business reputation. The foregoing shall not be violated by: truthful statements by either party in response to legal process or required governmental testimony or filings.

b.           The Executive agrees to reasonably assist and cooperate with the Company (and its outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive's agreement hereunder is limited such that any assistance and cooperation shall not unreasonably interfere with Executive's subsequent employment, if any.  The Company will reimburse the Executive for the reasonable out-of pocket expenses incurred as a result of such cooperation.

c.           The Executive and the Company hereby agree that the termination of the Executive's employment and the termination of the Employment Agreement will not affect or diminish in any way the provisions of the Employment Agreement which impose continuing obligations on him following such termination, and he specifically agrees to treat his termination of employment as an event of termination.

d.             The Executive hereby agrees that for a period of 36 months from and after the Effective Date, neither the Executive nor any of his Affiliates or Associates (as defined below) will, without the written consent of the Company, directly or indirectly, solicit, request, advise, assist or encourage others to (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any assets of the Company; (B) any tender or exchange offer, merger or other business combination involving the Company; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (D) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC); (ii) form, join or in any way participate in a "group", as defined under the Securities Exchange Act of 1934 (the "Exchange Act"); (iii) act, alone or in concert with others, to seek to control or influence the management, the composition of the Board of Directors or the policies of the Company; (iv) nominate any person as a director of the Company or propose any matter to be voted on by stockholders of the Company; (v) take any action which would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or (vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The Executive also agrees not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).  For purposes of this paragraph, the term "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

7.           General Release.

a.           For and in consideration of the payments to be made and the promises set forth in this Agreement, the Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the "Releasors") hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date, including without limitation, those in connection with, or in any way related to or arising out of, the Executive's employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b.           Without limiting the generality of the previous paragraph, this Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, and the Family and Medical Leave Act; (2) any claim under the South Carolina Human Affairs Law; (3) any and all claims against the Company related to the Company's long-term disability plan and benefits thereunder (provided that the Executive is not releasing any claims to benefits thereunder); (4) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive's employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (5) any claim for attorney's fees, costs, disbursements and the like.

c.           The foregoing release does not in any way affect: (1) the Executive's rights of indemnification to which the Executive was entitled immediately prior to the Resignation Date (as defined in the Agreement); (2) the Executive's vested rights under any retirement benefit maintained by the Company or its Affiliates (as defined in the Agreement); and (3) the right of the Executive to take whatever steps may be necessary to enforce the terms of the Agreement.

d.           For purposes of this Release, the "Released Parties" means the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

8.           No Existing Suit. The Executive represents and warrants that, as of the Effective Date of this Agreement, he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against the Company or any Affiliate.  The Company and its Affiliates represent and warrant that, as of the Effective Date, neither the Company nor any of its Affiliates  has filed or commenced any suit, claim, charge, complaint, action, arbitration or legal proceeding of any kind against the Executive.

9.           Certain Forfeitures in Event of Breach or Other Liability to the Company.  The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, if the Executive materially breaches any obligation under this Agreement, or there is a final determination by a court of the competent jurisdiction or an arbitrator or an agreement by the Executive as part of a settlement, that the Executive is otherwise liable to the Company or its Affiliates with regard to a matter that is not released by the Company hereunder, the Company retains the right to recoup any and all payments and benefits provided for hereunder, any damages suffered by the Company, plus reasonable attorneys' fees incurred in connection with such recovery and, to the extent that such benefits have not been fully disbursed to the Executive, the Company reserves its rights to stop all future disbursements of such benefits, except to the extent that such action is prohibited by law or would result in the invalidation of the release provided by the Executive under this Agreement.

10.           Company Release. For and in consideration of the promises set forth in this Agreement, the Company and each of its Affiliates hereby forever releases, waives and discharges the Executive from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which the Company and each of its Affiliates ever had, now have, or hereafter may have against the Executive by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date, including without limitation, those in connection with, or in any way related to or arising out of, the Executive's employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company or its Affiliates; provided, however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release the Executive from (a) any intentional or knowing violations of law or regulation, (b) any intentional acts of misconduct engaged in by the Executive while employed as an employee of the Company or while serving as an officer or director of the Company, including misappropriation, fraud or theft or (c) any other act or omission that would constitute grounds for terminating the Executive's employment for "cause" (as defined in the Employment Agreement).

11.           Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the law of the State of South Carolina without regard to principles of conflict of laws.

12.           No Transfer by Executive. The Executive represents and warrants that he has not sold,

assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement. This Agreement is personal to the Executive and he may not assign, pledge, delegate or otherwise transfer any of his rights, obligations or duties under this Agreement.

13.           Dispute Resolution; Expenses.

a.           The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will be adjudicated only by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except that the decision of the arbitrator(s) must not be a compromise but must be the adoption of the submission by one of the parties), and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration will be held in Charleston, South Carolina, or such other place as may be agreed upon at the time by the parties to the arbitration.

b.           In the event that either party hereto brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and all other costs (including the arbitrator's fees and expenses) in such action or proceeding in addition to any other relief to which such prevailing party may be entitled.  The parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court in Charleston, South Carolina for any suit, action or proceeding arising out of or relating to or concerning this Agreement.

c.           Notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by either party of the provisions hereunder, the parties acknowledge the other party's remedies at law would be inadequate and, in recognition of this fact, each party agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, such party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

14.           Notices. Any notice, waiver or other communication given hereunder will be delivered as follows: (a) in the case of the Company, by personal delivery, certified or registered mail (return receipt requested), or delivery by a recognized overnight commercial courier, addressed to the Company at its main office (presently 2440 Mall Drive, Charleston, SC 29406, Attention: Dorothy B. Wright); and (b) in the case of the Executive, by personal delivery, certified or registered mail (return receipt requested), or delivery by a recognized overnight commercial courier, addressed to the last address on the records of the Company. Notices served will be deemed given and effective upon actual receipt (or refusal of receipt).

15.           Nonadmissibility. Nothing contained in this Agreement, or the fact of its submission to the Executive, will be admissible evidence against either party in any judicial, administrative, or other legal proceeding (other than an action for breach of this Agreement), or be construed as an admission of any liability or wrongdoing on the part of either party or of any violation of federal, state, or local statutory law, common law or regulation.

16.           Knowing and Voluntary Waiver.  By signing this Agreement, the Executive expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this Agreement with an attorney of his choosing before signing it; (c) he has been given at least

21 calendar days to consider this Agreement; (d) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided to him under this Agreement is sufficient to support the releases provided by him under this Agreement; (f) he may revoke his execution of this Agreement within seven (7) days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes, this Agreement becomes effective and enforceable, provided that the Executive does not revoke this Agreement during the revocation period (also, the "Effective Date").  Any revocation of the Executive's execution of this Agreement must be submitted, in writing, to the Company at its main office to the attention of the Chairman of the Board of Directors stating, "I hereby revoke my execution of the Agreement."  The revocation must be personally delivered to the Chairman of the Board of Directors or mailed to the Chairman of the Board of Directors and postmarked within seven days of the Executive's execution of this Agreement.  If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday.  The Executive agrees that if he does not execute this Agreement, or in the event of revocation, he will not be entitled to receive any of the payments or benefits provided hereunder.

17.           Tax Matters.

a.           The Company may withhold from any amounts payable under this Agreement or otherwise such federal, state and local taxes as are required to be withheld (with respect to amounts payable hereunder or under any benefit plan or arrangement available to the Company's employees) pursuant to any applicable law or regulation.

b.           The parties agree that the payments and other consideration provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and, accordingly, this Agreement shall be interpreted to be in compliance therewith.

18.           Third Party Beneficiaries. Each Released Party will be a third party beneficiary to this Agreement, with full rights to enforce this Agreement and the matters documented herein.

19.           Interpretation. The parties hereto acknowledge and agree that: (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of the Agreement and have contributed to their revision; and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of the Agreement.

20.           Counterparts. This Agreement may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) with counterpart signature pages or in counterparts, each of which together constitute one and the same instrument.  Additionally, the parties hereto acknowledge and agree that any party may execute facsimile copies which shall have the same binding effect as executed original counterparts.

21.           Supplemental General Release.  The Executive agrees to deliver to the Company an executed Supplemental General Release attached as Exhibit "C", within twenty-one (21) days after the Termination Date.  The Executive hereby acknowledges and agrees that all of the Company's covenants (including the Company's obligation to make or provide payments and benefits provided hereunder) that relate to its obligations after the Termination Date are contingent upon the Executive's execution of (and not revoking) the Supplemental General Release.

22.           Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior promises or agreements made by, to, or between the parties, whether oral or written with respect to the subject matter hereof, including the Employment Agreement (other than as specifically provided herein). This Agreement may not be amended except by a writing signed by all parties. There are no other promises, agreements, or commitments made by, to, or between the parties, other than those set forth in the written text of this Agreement.

23.           Successors and Assigns.  This Agreement shall be binding upon and ensure to the benefit of each party's successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first set forth above.

FIRST FINANCIAL HOLDINGS, INC.,
WITNESSES:	FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHARLESTON,
their subsidiaries, affiliates, and related parties:

/s/ Paula Harper Bethea (L.S.)
/s/ Thomas Waring (L.S.)	By: Paula Harper Bethea
Its: Chairman of the Board

Date: March 1 , 2011

EXECUTIVE:

/s/ A. Thomas Hood (L.S.)
/s/ James M. Wilson (L.S.)	A. Thomas Hood

Date: March 1 , 2011

EXHIBIT "A"
RESIGNATIONS

Effective as of March 1, 2011, I hereby resign from my position as President of First Federal Savings and Loan Association of Charleston, a federal savings and loan association, and any and all other positions that I hold with First Financial Holdings, Inc., First Federal Savings and Loan Association of Charleston, as well as any and all of their subsidiaries, affiliates, and/or related entities.  I also hereby resign my positions as a member of the Board of Directors of First Financial Holdings, Inc., First Federal Savings and Loan Association of Charleston, as well as those of any and all of their subsidiaries, affiliates and/or related entities.

I acknowledge that such resignation is not on account of any disagreement with First Financial Holdings, Inc., First Federal Savings and Loan Association of Charleston, or any of their subsidiaries, affiliates, and/or related entities.

Date: March 1 , 2011	/s/ A. Thomas Hood (L.S.)
A. Thomas Hood
WITNESS:
/s/ James M. Wilson (L.S.)

EXHIBIT "B"

CERTIFICATION

I certify that prior to the signing of this Separation and Release Agreement (the "Agreement"), the provisions of the Agreement were discussed with A. Thomas Hood, and based on this discussion, it is my opinion that the execution of this Agreement by A. Thomas Hood is given voluntarily and that it is not obtained under duress or through coercion.  Further, it is my belief that A. Thomas Hood has been counseled as to the effect of this Agreement and fully comprehends the significance of all provisions contained therein.

Date: March 1 , 2011	/s/ Andrew K. Epting (L.S.)
Andrew K. Epting

/s/ James M. Wilson (L.S.)
James M. Wilson

Form of EXHIBIT "C"

SUPPLEMENTAL GENERAL RELEASE

This Supplemental General Release, dated as of March 1, 2011, is delivered by A. Thomas Hood (the "Executive") to and for the benefit of the Released Parties (as defined below). The Executive acknowledges that this Supplemental General Release is being executed in accordance with the provisions of that certain Separation and Release Agreement dated as of March 1, 2011 (the "Agreement").

1.           General Release.

a.           The Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the "Releasors") hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Executive's employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b.           Without limiting the generality of the previous paragraph, this Supplemental General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor

Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (2) the South Carolina Human Affairs Law; (3) any and all claims against the Company related to the Company's long-term disability plan and benefits thereunder (provided that the Executive is not releasing any claims to benefits thereunder); (4) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive's employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (5) any claim for attorney's fees, costs, disbursements and the like.

c.           The foregoing release does not in any way affect: (1) the Executive's rights of indemnification to which the Executive was entitled immediately prior to the Resignation Date (as defined in the Agreement); (2) the Executive's vested rights under any retirement benefit maintained by the Company or its Affiliates (as defined in the Agreement); and (3) the right of the Executive to take whatever steps may be necessary to enforce the terms of the Agreement.

d.           For purposes of this Supplemental General Release, the "Released Parties" means the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2.           No Existing Suit. The Executive represents and warrants that, as of the Effective Date (as defined below), he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against the Company.

3.           Knowing and Voluntary Waiver. By signing this Supplemental General Release, the Executive expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this Supplemental General Release with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this Supplemental General Release; (d) he has agreed to this Supplemental General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under Agreement is sufficient to support the releases provided by him under this Supplemental General Release; (f) he may revoke his execution of this Supplemental General Release within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes this Supplemental General Release (the "Effective Date"), this Supplemental General Release becomes effective and enforceable, provided that the Executive does not revoke it during the revocation period. Any revocation of the Executive's execution of this Supplemental General Release must be submitted, in writing, to the Company at its main office, to the attention of the Chairman of the Board, stating "I hereby revoke my execution of the Supplemental General Release." The revocation must be personally delivered to the Chairman of the Board or mailed to the Chairman of the Board and postmarked within seven days of the Executive's execution of this Supplemental General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Executive agrees that if he does not execute this Supplemental General Release or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under the provisions of the Agreement. The Executive must execute this

Supplemental General Release on or before the date that is 21 days after the Termination Date (as defined in the Agreement).

This Supplemental General Release is final and binding and may not be changed or modified.

Date: , 2011	(L.S.)
A. Thomas Hood

WITNESS:
(L.S.)